FOR IMMEDIATE RELEASE

Contacts:

Media:	Investors:
Jennifer Violette	Eliot Lurier
Public Relations	Chief Financial Officer
Interleukin Genetics, Inc.	Interleukin Genetics, Inc.
(781) 398-0710	(781) 398-0700, ext. 1204
jviolette@ilgenetics.com	elurier@ilgenetics.com

INTERLEUKIN Genetics announces

$12 million private placement

WALTHAM, Mass. – May 20, 2013 – Interleukin Genetics, Inc. (OTCQB: ILIU) announced today that it has raised $12.0 million in gross proceeds through a private placement of its securities to accredited investors. Interleukin sold an aggregate of 43,715,847 shares of its common stock at a price of $0.2745 per share and issued warrants to purchase an aggregate of 32,786,885 shares of common stock at an exercise price of $0.2745 per share to the investors.

Subject to future approval by Interleukin’s shareholders of an increase in the number of authorized shares of common stock, each investor has the right, prior to June 30, 2014, to purchase its pro rata share of up to an aggregate of $5,000,000 of additional shares of common stock and warrants on the same terms and conditions as those set forth above.

Immediately prior to the closing of this transaction Pyxis Innovations Inc., the sole holder of Interleukin’s Series A-1 Preferred Stock, converted all outstanding shares of Series A-1 Preferred Stock into 28,160,200 shares of common stock and converted all of Interleukin’s outstanding convertible debt ($14,316,255) into 2,521,222 shares of common stock. Delta Dental Plan of Michigan, Inc., the sole holder of the Company’s outstanding Series B Preferred Stock, also converted all outstanding shares of Series B Preferred Stock into 10,928,961 shares of common stock. Accordingly, following the transaction, the Company has no outstanding preferred stock or convertible debt.

BTIG, LLC acted as the exclusive placement agent for the transaction.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Further details of the transaction, including information with respect to the restructuring of Interleukin’s Board of Directors, will be described in a Current Report on Form 8-K to be filed with the SEC by the Company.

About Interleukin Genetics, Inc.

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® and PST® brands. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, Mass. and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA).

Certain statements contained herein are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Interleukins’ Annual Report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. Interleukin disclaims any obligation or intention to update these forward-looking statements.

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